Exhibit 99.1

Diamond Foods Releases Recent Market Share Data

SAN FRANCISCO, CA, November 28, 2011 – Diamond Foods, Inc. (NASDAQ: DMND) today released the U.S. Nielsen retail scanner performance data across all of its brands for the most recent twelve-week period.

Emerald snack nuts grew 25 percent while the category was up two percent during the twelve-week period, gaining 220 basis points of market share. 1 Pop Secret grew three percent while the category was down one percent during the twelve-week period, gaining 130 basis points of market share. 1 Kettle U.S. was up five percent while the category was up four percent during the twelve-week period, maintaining the same level of market share.1 Diamond of California brand culinary nuts grew two percent while the category was flat during the twelve-week period, gaining 70 basis points of market share.1

Source: 1. Nielsen US Food dollar sales for 12-week period ending October 29, 2011. All comparisons in this paragraph are to the same measured period in the prior year.

“We are very pleased with the recent performance of our brands, which we believe results from our long-term strategy to invest in product innovation, brand development and consumer support,” said Michael J. Mendes, Chairman, President and CEO of Diamond.

Accounting Investigation Update

As previously announced, Diamond’s Audit Committee is performing an investigation of Diamond’s accounting for certain crop payments to walnut growers. The Audit Committee is committed to a thorough and expeditious process, and earlier this month, the Audit Committee retained Gibson, Dunn & Crutcher LLP and KPMG LLP to assist in the investigation. “While we understand that the investment community would like the company to be providing additional detail about the investigation, we support the Audit Committee in its process, which includes refraining from public comment regarding these matters until the investigation has been completed,” said Mr. Mendes.

Additional information about risk factors that could adversely affect Diamond can be found in the Current Report on Form 8-K filed with the SEC concurrently with the issuance of this press release.

About Diamond

Diamond Foods is an innovative packaged food company focused on building, acquiring and energizing brands including Kettle® Chips, Emerald® snack nuts, Pop Secret® popcorn, and Diamond of California® nuts. Diamond’s products are distributed in a wide range of stores where snacks and culinary nuts are sold. For more information visit our corporate web site: www.diamondfoods.com.

Note regarding forward-looking statements

Statements in this press release that relate to future results and events, including statements about Diamond’s brand performance and those related to the Audit Committee investigation, are forward-looking statements based on Diamond’s current expectations and may be subject to significant adjustment. Actual results may differ materially from those estimated in these forward-looking statements because of many risks and uncertainties, including: general economic, business and industry conditions; the duration of the Audit Committee’s investigation into Diamond’s accounting for certain crop payments to walnut growers and the potential outcomes of such investigation, including a conclusion that there is a material weakness in Diamond’s internal control over financial reporting, that disclosure controls and procedures are not effective, that a restatement of Diamond’s financial statements is required, any inability to timely file required periodic reports under the Securities Exchange Act of 1934, as amended, and any resulting NASDAQ delisting proceedings for Diamond’s common stock; risks relating to Diamond’s credit facilities, including compliance with existing debt covenants and the availability of financing after the expiration on March 1, 2012 of commitments under Diamond’s Credit Agreement dated October 5, 2011 required in connection with the proposed acquisition of the Pringles snack business from P&G; litigation and potential governmental investigations or proceedings arising out of or related to accounting and financial reporting matters. Additional discussion of these and other factors affecting Diamond’s business and prospects is described under “Part I – Item 1A. Risk Factors” in

Diamond’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011, under “Risk Factors” in Diamond’s registration statement on Form S-4 filed with the SEC in conjunction with the proposed acquisition of the Pringles snack business from P&G, which registration statement has not yet become effective, and under “Additional Risk Factors” in Diamond’s Current Report on Form 8-K filed with the SEC concurrently with the issuance of this press release.

Additional Information

In connection with the proposed transaction between Diamond and P&G, Diamond has filed a registration statement on Form S-4 with the SEC, which registration statement has not yet become effective. Investors are urged to read the registration statement and any other relevant documents when they become available because they will contain important information about Diamond, Pringles and the proposed transaction. The registration statement and other documents relating to the proposed transaction can be obtained free of charge from the SEC’s website at www.sec.gov. The documents can also be obtained free of charge from Diamond upon written request to Diamond Foods, Inc., Investor Relations, 600 Montgomery Street, San Francisco, California 94111 or by calling (415) 445-7444, or from P&G upon written request to The Procter & Gamble Company, Shareholder Services Department, P.O. Box 5572, Cincinnati, Ohio 45201-5572 or by calling (800) 742-6253.

Contacts:

Investors:	Media:
Linda Segre	Paul Kranhold
SVP, Corporate Strategy	pkranhold@sardverb.com
Diamond Foods	John Christiansen
415-445-7444	jchristiansen@sardverb.com
lsegre@diamondfoods.com	Sard, Verbinnen & Co.
415-618-8750